Exhibit 10.46

CONSULTING AGREEMENT

Contract Number: CONLMI07201302

Mr. John Golubieski (the Consultant”)
22 Tulsa Court

Monmouth Junction, NJ 08852

This Consulting Agreement (this “Agreement”), effective on the date on which both parties have fully executed the Agreement, is between the Consultant named above and Lantheus Medical Imaging, Inc., with a place of business at 331 Treble Cove Road, N. Billerica, MA 01862 (including its subsidiaries and affiliates, “LMI”).

1.                        Term: The term of this Agreement shall be month-to-month, commencing on the effective date, unless otherwise terminated as provided herein.

2.                        Services: Consultant shall provide the services to LMI described in Attachment A.

3.                        Compensation: As full compensation for the satisfactory performance of Consultant’s services, LMI will pay Consultant the fees set forth in Attachment A.

4.                        Independent Contractor: For the purpose of this Agreement, Consultant will be deemed an independent contractor and not an employee or agent of LMI. Nothing in this Agreement shall be construed to create an employment relationship between Consultant and LMI. It is accordingly understood that LMI will not withhold any amounts in respect of taxes from the compensation of Consultant hereunder, and that by reason of services provided under this Agreement, Consultant shall not be entitled to receive, nor shall such services make Consultant eligible to participate in, any benefits or privileges given or extended to LMI employees.

5.                        Representations, Warranties, and Covenants: Consultant represents and warrants that he will perform all such services in a manner commensurate with the highest professional standards applicable to the industry. Consultant will also comply, in all material respects, with all federal and state laws, regulations and orders applicable to the services. Consultant represents and warrants that he has not been debarred or otherwise excluded, and to the best of Consultant’s knowledge is not under consideration to be debarred or otherwise excluded, by the U.S. Food and Drug Administration or similar agencies from working in or providing consulting services to any pharmaceutical or device company. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the services and, during the term of this Agreement, Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. Consultant also agrees not to make any use of any funds, materials, documents, personnel, facilities, equipment, information, intellectual property or other resources of a third party in performing the services, or to take any other action that would result in a third party owning or having a right in the results of the services or LMI’s intellectual property or information.

6.                        Confidentiality: It is understood that during the course of the services, Consultant may be exposed to materials and information which are confidential or proprietary to LMI. All such material and information, written or verbal (including, but not limited to, financial or strategic information), made available, disclosed, or otherwise made known to Consultant as a result of its services under this Agreement, shall be considered confidential, and shall be the sole property of LMI and shall be used by Consultant only for the benefit of LMI and shall not be disclosed to any third party without LMI’s prior written approval. In accordance with the terms of the Confidential Disclosure Agreement dated as of June 27 2013, Consultant agrees not to, directly or indirectly, use or disclose any of LMI’s confidential information without the prior written consent of LMI.

This Agreement does not, and shall not be construed to, grant to Consultant any license or other right to the patent, trademark, copyright or other intellectual property of LMI, whether or not related to confidential information.

7.                        Proprietary Information:

7.1       All documentation, information, and other materials owned or controlled by LMI and furnished to Consultant and all associated intellectual property rights are and will remain the exclusive property of LMI. Consultant shall use such materials only as necessary to perform the services and shall not transfer the materials to any third party without the prior written consent of LMI. In using the materials, Consultant will also comply with the standard operating procedures and other written instructions provided by LMI.

7.2       Consultant acknowledges that any and all writings, documents, designs, discoveries, inventions, improvements, specifications, data and other materials that Consultant makes, conceives or develops at any time as a result of or in connection with Consultant’s performance of the services or exposure to any confidential information, together with any associated patent, copyright, trademark, trade secret and other intellectual property rights (collectively, “Works”), shall be deemed “works made for hire”, shall be the sole and exclusive property of LMI, and shall be treated as LMI’s confidential information.. Consultant shall and hereby does assign and transfer to LMI any and all of Consultant’s rights, title and interest in and to the Works. Consultant shall execute and deliver any and all instruments and other documents and take such other actions as may be necessary or reasonably requested by LMI to document the aforesaid assignment and transfer of the Works to LMI, or to enable LMI to secure, register, maintain, enforce or otherwise fully protect its rights in and to the Works. If LMI is unable because of Consultant’s unavailability, refusal, dissolution or for any other reason to secure a signature by or on behalf of Consultant to apply for or to pursue any application, registration, filing or other instrument for intellectual property rights covering the Works, then Consultant hereby irrevocably designates and appoints LMI and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and on Consultant’ s behalf and stead to execute and file any such application, registration, filing or other instrument, and to do all other lawfully permitted acts to further the prosecution and issuance of such intellectual property rights, with the same legal force and effect as if executed by Consultant.

7.3       Consultant shall keep accurate and complete records relating to the services. All such records, whether paper or electronic, shall be the sole property of LMI and subject to LMI’ review at a mutually agreeable time. Promptly upon the termination or expiration of this Agreement, all such records, whether they were prepared by Consultant solely or jointly with others, all such information, any other property of LMI and any materials provided to Consultant by LMI, or its designee shall be turned over by Consultant to LMI.

8.                        Termination: Each party may terminate this Agreement at any time, with or without cause, upon at least ten (10) days prior written notice to the other party, and Consultant shall immediately stop performing the services described herein. In the event this Agreement is terminated, LMI shall be under no further obligation to Consultant other than to pay any monies then due and owing because of any properly completed services hereunder. In the event of expiration or termination of this Agreement, Consultant agrees to provide LMI with all reports, materials or deliverable items in whatever state of completion as of the date of termination. All rights granted to LMI under this Agreement that are expressly indicated to survive termination or expiration of this Agreement or by their nature should survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including, without limitation, Sections 5, 6, 7, 8, 9, 10, and 11.

9.                        Entire Agreement; Assignment: This Agreement, together with the Confidential Disclosure Agreement dated as of June 27, 2013, constitutes the entire agreement between the parties with respect to the subject matter and shall supersede and prevail over any other prior or contemporaneous arrangements as to the services, whether written or oral. This Agreement may be modified in writing only and is binding upon the parties hereto and their successors, but is not otherwise assignable, except that LMI may assign this Agreement, without consent, for the benefit of any lenders under any financing arrangement or in connection with a merger, acquisition, recapitalization, reorganization, change of control or sale of all or substantially all of its assets or business so long as the successor party as of the date of such event agrees to be bound by the terms and provisions hereof as if an initial party hereto.

10.                 Choice of Law: This Agreement shall be construed under and governed by the substantive laws of the Commonwealth of Massachusetts, United States of America, without giving effect to the conflicts of laws provision thereof. Any disputes arising between the parties relating to this Agreement shall be subject to the exclusive jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts, and the parties hereby waive any objection which they may have now or hereafter to the laying of venue of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agree that a judgment or order in any such proceedings shall be conclusive and binding upon each of them and may be enforced in the courts of any other jurisdiction.

11.                 No Publicity: Consultant acknowledges and agrees to maintain the existence of this Agreement, together with the terms of this Agreement, confidential. Consultant shall not issue, make, release, distribute or authorize for distribution any press release, information, statement, letters or materials (irrespective of medium) that makes mention of or uses LMI’s name(s), logos, trademarks, or goodwill in any manner whatsoever.

12.                 Counterparts; Electronic Signatures: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original. Signatures to this Agreement may be delivered by facsimile, by electronic mail (e.g., a “.pdf’ file) or by any other electronic means that is intended to preserve the original appearance of the document, and such delivery will have the same effect as the delivery of the paper document bearing the actual, hand-written signatures

Signature Page to Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as set forth below.

CONSULTANT		LANTHEUS MEDICAL IMAGING, INC.

By:	/s/ John Golubieski	By:	/s/ Michael Duffy
Name:	John Golubieski	Name:	Michael Duffy
Title:	Independent Consultant	Title:	Vice President and Secretary
Date:	7/10/13	Date:	July 24, 2013

Attachment A

Services:

John Golubieski shall provide consulting services relating to general business matters, including services relating to accounting, financial reporting, treasury, risk management, SEC compliance, and information system management, as such services are requested by LMI and, effective as of August 9, 2013, shall provide services in his role as the Company’s interim Chief Financial Officer.

Compensation:

As full compensation for the satisfactory performance of Consultant’s services, LMI agrees to pay Consultant a rate of Twenty Five Thousand Dollars ($25,000) per month (or pro rata portions thereof), which shall be paid on a monthly basis. No minimum number of months or days of services is promised or guaranteed in any way by LMI. In addition, in accordance with its standard travel and expense policies for non-employees, LMI agrees to reimburse Consultant for any reasonable and necessary travel expenses related to the services. Consultant shall provide invoices to LMI on a monthly basis or as otherwise directed by LMI.